Exhibit 10.1

LEXICON PHARMACEUTICALS, INC.
2017 EQUITY INCENTIVE PLAN
This Plan initially was established as the Lexicon Genetics Incorporated 1995 Stock Option Plan (the “1995 Stock Option Plan”), which was adopted by the Board and approved by the Company’s stockholders on September 13, 1995. The 1995 Stock Option Plan was subsequently amended and restated in its entirety and renamed the Lexicon Genetics Incorporated 2000 Equity Incentive Plan (the “2000 Equity Incentive Plan”), which was adopted by the Board on February 3, 2000 and approved by the Company’s stockholders on March 15, 2000 and May 19, 2004. The 2000 Equity Incentive Plan was subsequently amended and restated in its entirety and renamed the Equity Incentive Plan (the “Equity Incentive Plan”), which was adopted by the Board on February 27, 2009 and approved by the Company’s stockholders on April 23, 2009. The Equity Incentive Plan, as amended, was subsequently amended and restated in its entirety and renamed the 2017 Equity Incentive Plan (the “2017 Equity Incentive Plan”), which was adopted by the Board on February 9, 2017 and approved by the Company’s stockholders on April 27, 2017. The terms of this Plan shall supersede the terms of the 1995 Stock Option Plan, the 2000 Equity Incentive Plan and the Equity Incentive Plan in their entirety; provided, however, that nothing herein shall operate or be construed as modifying the terms of an Incentive Stock Option granted under the 1995 Stock Option Plan, the 2000 Equity Incentive Plan or the Equity Incentive Plan in a manner that would treat the option as being a new grant for purpose of Section 424(h) of the Code.

1.	PURPOSES.
(a)ELIGIBLE STOCK AWARD RECIPIENTS. The persons eligible to receive Stock Awards are the Employees, Directors and Consultants of the Company and its Affiliates.
(b)AVAILABLE STOCK AWARDS. The purpose of the Plan is to provide a means by which eligible recipients of Stock Awards may be given an opportunity to benefit from increases in value of the Common Stock through the granting of the following Stock Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) Stock Bonus Awards, (iv) Restricted Stock Awards, (v) Restricted Stock Unit Awards, (vi) Stock Appreciation Rights and (vii) Performance Stock Awards.
(c)GENERAL PURPOSE. The Company, by means of the Plan, seeks to retain the services of the group of persons eligible to receive Stock Awards, to secure and retain the services of new members of this group and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Affiliates.

2.	DEFINITIONS.
(a)“AFFILIATE” means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.
(b)“BOARD” means the Board of Directors of the Company.
(c)“CODE” means the Internal Revenue Code of 1986, as amended.
(d)“COMMITTEE” means a committee of one or more members of the Board appointed by the Board in accordance with subsection 3(c).
(e)“COMMON STOCK” means the common stock, par value $.001 per share, of the Company.
(f)“COMPANY” means Lexicon Pharmaceuticals, Inc. a Delaware corporation.
(g)“CONSULTANT” means any person other than a Director or Employee who is engaged by the Company or an Affiliate to render consulting or advisory services and who is compensated for such services.
(h)“CONTINUOUS SERVICE” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. The Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s Continuous Service. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or a Director will not constitute an interruption of Continuous Service. The Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service

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shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave.
(i)“COVERED EMPLOYEE” means an Employee who is designated by the Committee, at the time of grant of a Performance Stock Award, as likely to be a “covered employee” within the meaning of Section 162(m) of the Code for a specified fiscal year.
(j)“DIRECTOR” means a member of the Board of Directors of the Company.
(k)“DISABILITY” means the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code.
(l)“EMPLOYEE” means any person (which may include a Director) who is employed by the Company or an Affiliate.
(m)“EXCHANGE ACT” means the Securities Exchange Act of 1934, as amended.
(n)“FAIR MARKET VALUE” means, as of any date, the value of the Common Stock determined as follows:
(i)If the Common Stock is listed on any established stock exchange or traded on the Nasdaq Stock Market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable.
(ii)In the absence of such markets for the Common Stock, the Fair Market Value shall be determined in good faith by the Board in such manner as it deems appropriate and as is consistent with the requirements of Section 409A of the Code.
(o)“INCENTIVE STOCK OPTION” means an option to purchase Common Stock that is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.
(p)“NON-EMPLOYEE DIRECTOR” means a Director who either (i) is not a current Employee or Officer of the Company or its parent or a subsidiary, does not receive compensation (directly or indirectly) from the Company or its parent for a subsidiary for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction as to which disclosure would be required under Item 404(a) of Regulation S-K and is not engaged in a business relationship as to which disclosure would be required under Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.
(q)“NONSTATUTORY STOCK OPTION” means an option to purchase Common Stock other than an Incentive Stock Option.
(r)“OFFICER” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.
(s)“OPTION” means an Incentive Stock Option or a Nonstatutory Stock Option granted pursuant to Section 6 of the Plan.
(t)“OPTION AGREEMENT” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an individual Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.
(u)“OPTIONHOLDER” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.
(v)“OUTSIDE DIRECTOR” means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” receiving compensation for prior services (other than benefits under a tax qualified pension plan), was not an officer of the Company or an “affiliated corporation” at any time and is not currently

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receiving direct or indirect remuneration from the Company or an “affiliated corporation” for services in any capacity other than as a Director or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.
(w)“PARTICIPANT” means a person to whom a Stock Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.
(x)“PERFORMANCE STOCK AWARD” means a right to receive a Stock Award based upon performance criteria specified by the Committee.
(y)“PLAN” means this Lexicon Pharmaceuticals, Inc. 2017 Equity Incentive Plan.
(z)“RESTRICTED STOCK AWARD” means a right to purchase restricted Common Stock granted pursuant to Section 7(b) of the Plan.
(aa)    “RESTRICTED STOCK UNIT AWARD” means a right to receive shares of Common Stock (or a cash payment equal to the Fair Market Value thereof) granted pursuant to Section 7(c) of the Plan.
(bb)    “RULE 16B-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b‑3, as in effect from time to time.
(cc)    “SECTION 162(M) STOCK AWARD” means a Performance Stock Award granted under Section 8 hereof to a Covered Employee that is intended to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code.
(dd)    “SECURITIES ACT” means the Securities Act of 1933, as amended.
(ee)    “STOCK APPRECIATION RIGHT” means a right to receive an amount equal to any appreciation or increase in the Fair Market Value of Common Stock over a specified period of time granted pursuant to Section 7(d) of the Plan, payable in shares of Common Stock or cash.
(ff)    “STOCK AWARD” means any right granted under the Plan, including an Option, a Stock Bonus Award, a Restricted Stock Award, a Restricted Stock Unit Award, a Stock Appreciation Right or a Performance Stock Award.
(gg)    “STOCK AWARD AGREEMENT” means a written agreement between the Company and a holder of a Stock Award evidencing the terms and conditions of an individual Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.
(hh)    “STOCK BONUS AWARD” means an award of Common Stock granted pursuant to Section 7(a) of the Plan.
(ii)    “TEN PERCENT STOCKHOLDER” means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any of its Affiliates.

3.	ADMINISTRATION.
(a)ADMINISTRATION BY BOARD. The Board shall administer the Plan unless and until the Board delegates administration to a Committee, as provided in subsection 3(c).
(b)POWERS OF BOARD. The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:
(i)To determine from time to time which of the persons eligible under the Plan shall be granted Stock Awards; when and how each Stock Award shall be granted; what type or combination of types of Stock Award shall be granted; the provisions of each Stock Award granted (which need not be identical), including the time or times when a person shall be permitted to receive Common Stock pursuant to a Stock Award; and the number of shares of Common Stock with respect to which a Stock Award shall be granted to each such person.
(ii)To construe and interpret the Plan and Stock Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement or other agreement evidencing a Stock Award, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

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(iii)To amend the Plan or a Stock Award as provided in Section 13.
(iv)To terminate or suspend the Plan as provided in Section 14.
(v)Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company that are not in conflict with the provisions of the Plan.
(c)DELEGATION TO COMMITTEE.
(i)GENERAL. The Board may delegate administration of the Plan to a Committee or Committees of one (1) or more members of the Board, and the term “Committee” shall apply to any person or persons to whom such authority has been delegated. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.
(ii)COMMITTEE COMPOSITION WHEN COMMON STOCK IS PUBLICLY TRADED. At such time as the Common Stock is publicly traded, in the discretion of the Board, a Committee may consist solely of two or more Outside Directors, in accordance with Section 162(m) of the Code, and/or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3. Within the scope of such authority, the Board or the Committee may (A) delegate to a committee of one or more members of the Board who are not Outside Directors the authority to grant Stock Awards to eligible persons who are either (1) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Stock Award or (2) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code, and/or (B) delegate to a committee of one or more members of the Board who are not Non-Employee Directors the authority to grant Stock Awards to eligible persons who are not then subject to Section 16 of the Exchange Act.
(d)EFFECT OF BOARD’S DECISION. All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

4.	SHARES SUBJECT TO THE PLAN.
(a)SHARE RESERVE. Subject to the provisions of Section 12 relating to adjustments upon changes in Common Stock, the Common Stock that may be issued pursuant to Stock Awards shall not exceed in the aggregate fifteen million (15,000,000) shares and the Common Stock that may be issued pursuant to Incentive Stock Options shall not exceed in the aggregate fifteen million (15,000,000) shares.
(b)REVERSION OF SHARES TO THE SHARE RESERVE. If any Stock Award shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full or shares of Common Stock issued to a Participant pursuant to a Stock Award are forfeited to or repurchased by the Company, including any repurchase or forfeiture caused by the failure to meet a contingency or condition required for the vesting of such shares, the shares of Common Stock not issued under such Stock Award or forfeited to or repurchased by the Company shall revert to and again become available for issuance under the Plan; provided, however, that shares subject to a Stock Award that are not delivered to a Participant because (i) such Participant’s right to purchase such shares subject to an Option are surrendered in payment of the exercise price for other shares subject to such Option in a “net exercise,” or (ii) such shares are withheld in satisfaction of the withholding of taxes incurred in connection with the exercise of an Option or Stock Appreciation Right, or the issuance of shares under a Stock Bonus Award, Restricted Stock Award, Restricted Stock Unit Award or Performance Stock Award, the shares so surrendered or withheld shall not remain available for subsequent issuance under the Plan.
(c)SOURCE OF SHARES. The shares of Common Stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

5.	ELIGIBILITY.
(a)ELIGIBILITY FOR SPECIFIC STOCK AWARDS. Incentive Stock Options may be granted only to Employees. Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants.

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(b)TEN PERCENT STOCKHOLDERS. A Ten Percent Stockholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock at the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.
(c)SECTION 162(m) LIMITATION. Subject to the provisions of Section 12 relating to adjustments upon changes in the shares of Common Stock, no Employee shall be eligible to be granted Options covering more than five hundred thousand (500,000) shares during any calendar year.

6.	OPTION PROVISIONS.
Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for shares of Common Stock purchased on exercise of each type of Option. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:
(a)TERM. Subject to the provisions of subsection 5(b) regarding Ten Percent Stockholders, no Option shall be exercisable after the expiration of ten (10) years from the date it was granted.
(b)EXERCISE PRICE. Subject to the provisions of subsection 5(b) regarding Ten Percent Stockholders, the exercise price of each Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, an Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.
(c)CONSIDERATION. The purchase price of Common Stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (i) in cash at the time the Option is exercised or (ii) at the discretion of the Board (1) by delivery to the Company of other Common Stock, (2) according to a deferred payment or other similar arrangement with the Optionholder, (3) by surrender of Optionholder’s right to purchase shares subject to an Option (valued, for such purposes, as the Fair Market Value of such surrendered shares on the date of exercise less the exercise price for such surrendered shares) in payment of the exercise price for other shares subject to such Option in a “net exercise” of such Option, or (4) in any other form of legal consideration that may be acceptable to the Board. At any time that the Company is incorporated in Delaware, payment of the Common Stock’s “par value,” as defined in the Delaware General Corporation Law, shall not be made by deferred payment. In the case of any deferred payment arrangement, interest shall be compounded at least annually and shall be charged at the minimum rate of interest necessary to avoid the treatment as interest, under any applicable provisions of the Code, of any amounts other than amounts stated to be interest under the deferred payment arrangement.
(d)TRANSFERABILITY. An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. A Nonstatutory Stock Option shall be transferable to the extent provided in the Option Agreement; provided that, if the Nonstatutory Stock Option does not provide for transferability, then the Nonstatutory Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.
(e)VESTING GENERALLY. The total number of shares of Common Stock subject to an Option may, but need not, vest and therefore become exercisable in periodic installments that may, but need not, be equal. The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options may vary.
(f)TERMINATION OF CONTINUOUS SERVICE. In the event an Optionholder’s Continuous Service terminates (other than upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Optionholder’s Continuous Service (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified in the Option Agreement, the Option shall terminate.
(g)EXTENSION OF TERMINATION DATE. An Optionholder’s Option Agreement may also provide that if the exercise of the Option following the termination of the Optionholder’s Continuous Service (other than upon the Optionholder’s

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death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of the term of the Option set forth in subsection 6(a) or (ii) the expiration of a period of three (3) months after the termination of the Optionholder’s Continuous Service during which the exercise of the Option would not be in violation of such registration requirements.
(h)DISABILITY OF OPTIONHOLDER. In the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination (or such longer or shorter period specified in the Option Agreement,) or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified herein, the Option shall terminate.
(i)DEATH OF OPTIONHOLDER. In the event (i) an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death or (ii) the Optionholder dies within the period (if any) specified in the Option Agreement after the termination of the Optionholder’s Continuous Service for a reason other than death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the Option upon the Optionholder’s death pursuant to subsection 6(d), but only within the period ending on the earlier of (1) the date eighteen (18) months following the date of death (or such longer or shorter period specified in the Option Agreement) or (2) the expiration of the term of such Option as set forth in the Option Agreement. If, after death, the Option is not exercised within the time specified herein, the Option shall terminate.

7.	STOCK BONUS AWARD, RESTRICTED STOCK AWARD, RESTRICTED STOCK UNIT AWARD AND STOCK APPRECIATION RIGHT PROVISIONS.
(a)STOCK BONUS AWARDS. Each Stock Bonus Award agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of Stock Bonus Award agreements may change from time to time, and the terms and conditions of separate Stock Bonus Award agreements need not be identical, but each Stock Bonus Award agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:
(i)CONSIDERATION. A Stock Bonus Award may be granted in consideration for past services actually rendered to the Company or an Affiliate for its benefit. Unless otherwise provided in the Stock Bonus Award agreement, no further consideration will be payable by Participant upon grant of the Stock Bonus Award. Any such consideration to be paid by the Participant may be paid in any form of legal consideration that may be acceptable to the Board in its discretion and permissible under applicable law.
(ii)VESTING. Shares of Common Stock awarded under the Stock Bonus Award agreement may, but need not, be subject to a share repurchase option or forfeiture restrictions in favor of the Company in accordance with a vesting schedule to be determined by the Board.
(iii)TERMINATION OF PARTICIPANT’S CONTINUOUS SERVICE. In the event a Participant’s Continuous Service terminates, the Company may reacquire any or all of the shares of Common Stock held by the Participant which have not vested as of the date of termination under the terms of the Stock Bonus Award agreement.
(iv)TRANSFERABILITY. Rights to acquire shares of Common Stock under the Stock Bonus Award agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Stock Bonus Award agreement, as the Board shall determine in its discretion, so long as Common Stock awarded under the Stock Bonus Award agreement remains subject to the terms of the Stock Bonus Award agreement.
(b)RESTRICTED STOCK AWARDS. Each Restricted Stock Award agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of the Restricted Stock Award agreement may change from time to time, and the terms and conditions of separate Restricted Stock Award agreements need not be identical, but each Restricted Stock Award agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:
(i)CONSIDERATION. Unless otherwise provided in the Restricted Stock Award agreement, no further consideration will be payable by Participant upon grant of the Restricted Stock Award. Any such consideration to be

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paid by the Participant may be paid in any form of legal consideration that may be acceptable to the Board in its discretion and permissible under applicable law.
(ii)VESTING. Shares of Common Stock acquired under the Restricted Stock Award agreement may, but need not, be subject to a share repurchase option in favor of the Company in accordance with a vesting schedule to be determined by the Board.
(iii)TERMINATION OF PARTICIPANT’S CONTINUOUS SERVICE. In the event a Participant’s Continuous Service terminates, the Company may repurchase or otherwise reacquire any or all of the shares of Common Stock held by the Participant which have not vested as of the date of termination under the terms of the Restricted Stock Award agreement.
(iv)TRANSFERABILITY. Rights to acquire shares of Common Stock under the Restricted Stock Award agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Stock Award agreement, as the Board shall determine in its discretion, so long as Common Stock awarded under the Restricted Stock Award agreement remains subject to the terms of the Restricted Stock Award agreement.
(c)RESTRICTED STOCK UNIT AWARDS. Each Restricted Stock Unit Award agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of Restricted Stock Unit Award agreements may change from time to time, and the terms and conditions of separate Restricted Stock Unit Award agreements need not be identical, provided, however, that each Restricted Stock Unit Award agreement shall include (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:
(i)CONSIDERATION. At the time of grant of a Restricted Stock Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Common Stock subject to the Restricted Stock Unit Award. The consideration to be paid (if any) by the Participant for each share of Common Stock subject to a Restricted Stock Unit Award may be paid in any form of legal consideration that may be acceptable to the Board in its sole discretion and permissible under applicable law.
(ii)VESTING. At the time of the grant of a Restricted Stock Unit Award, the Board may impose such restrictions or conditions to the vesting of the Restricted Stock Unit Award as it, in its sole discretion, deems appropriate.
(iii)PAYMENT. A Restricted Stock Unit Award may be settled by the delivery of shares of Common Stock, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the Restricted Stock Unit Award agreement.
(iv)DIVIDEND EQUIVALENTS. Dividend equivalents may be credited in respect of shares of Common Stock covered by a Restricted Stock Unit Award, as determined by the Board and contained in the Restricted Stock Unit Award agreement. At the sole discretion of the Board, such dividend equivalents may be converted into additional shares of Common Stock covered by the Restricted Stock Unit Award in such manner as determined by the Board. Any additional shares covered by the Restricted Stock Unit Award credited by reason of such dividend equivalents will be subject to all the terms and conditions of the underlying Restricted Stock Unit Award agreement to which they relate.
(v)TERMINATION OF PARTICIPANT’S CONTINUOUS SERVICE. Except as otherwise provided in the applicable Restricted Stock Unit Award agreement, such portion of the Restricted Stock Unit Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service.
(vi)TRANSFERABILITY. Rights under the Restricted Stock Unit Award agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Stock Unit Award agreement, as the Board shall determine in its discretion.
(d)STOCK APPRECIATION RIGHTS. Each Stock Appreciation Right agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of the Stock Appreciation Right agreements may change from time to time, and the terms and conditions of separate Stock Appreciation Right agreements need not be identical, but each Stock Appreciation Right agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:
(i)CALCULATION OF APPRECIATION. Each Stock Appreciation Right will be denominated in shares of Common Stock equivalents. The appreciation distribution payable on the exercise of a Stock Appreciation Right will be not greater than an amount equal to the excess of (i) the aggregate Fair Market Value (on the date of the exercise of the Stock Appreciation Right) of a number of shares of Common Stock equal to the number of shares of Common Stock

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equivalents in which the Participant is vested under such Stock Appreciation Right, and with respect to which the Participant is exercising the Stock Appreciation Right on such date, over (ii) an amount (the strike price) that will be determined by the Board at the time of grant of the Stock Appreciation Right for such number of shares of Common Stock, provided that the strike price of a Stock Appreciation Right shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock equal to the number of shares of Common Stock equivalents subject to the Stock Appreciation Right on the date the Stock Appreciation Right is granted.
(ii)VESTING. At the time of the grant of a Stock Appreciation Right, the Board may impose such restrictions or conditions to the vesting of such Stock Appreciation Right as it, in its sole discretion, deems appropriate.
(iii)EXERCISE. To exercise any outstanding Stock Appreciation Right, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Stock Appreciation Right agreement evidencing such Stock Appreciation Right.
(iv)PAYMENT. The appreciation distribution in respect to a Stock Appreciation Right may be paid in cash, shares of Common Stock, a combination of cash and shares of Common Stock or in any other form of consideration, as determined by the Board and contained in the Stock Appreciation Right agreement evidencing such Stock Appreciation Right.
(v)TERMINATION OF PARTICIPANT’S CONTINUOUS SERVICE. In the event that a Participant’s Continuous Service terminates, the Participant may exercise his or her Stock Appreciation Right (to the extent that the Participant was entitled to exercise such Stock Appreciation Right as of the date of termination) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Participant’s Continuous Service (or such longer or shorter period specified in the Stock Appreciation Right agreement), or (ii) the expiration of the term of the Stock Appreciation Right as set forth in the Stock Appreciation Right agreement. If, after termination, the Participant does not exercise his or her Stock Appreciation Right within the time specified herein or in the Stock Appreciation Right agreement (as applicable), the Stock Appreciation Right shall terminate.
(vi)TRANSFERABILITY. Rights under the Stock Appreciation Right agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Stock Appreciation Right agreement, as the Board shall determine in its discretion.

8.	PERFORMANCE STOCK AWARDS.
(a)GENERAL. The Committee is authorized to designate any of the Stock Awards granted under the Plan as Performance Stock Awards. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions applicable to a Performance Stock Award, and may exercise its discretion to reduce or increase the number of shares issuable under any Performance Stock Award, except as limited under this Section 8 in the case of a Section 162(m) Stock Award. Performance conditions may differ for Performance Stock Awards granted to any one Participant or to different Participants. The performance period applicable to any Performance Stock Award shall be set by the Committee in its discretion, but shall not exceed ten years.
(b)SECTION 162(M) STOCK AWARDS. If the Committee determines that a Performance Stock Award granted to a Covered Employee is intended to qualify as a Section 162(m) Stock Award, the grant, exercise, vesting and/or settlement of such Performance Stock Award shall be contingent upon achievement of a pre-established performance goal or goals and other terms set forth in this Section 8; provided, that nothing in this Section 8 or elsewhere in the Plan shall be interpreted as preventing the Committee from granting Stock Awards to Covered Employees that are not intended to constitute Section 162(m) Stock Awards or from determining that it is no longer necessary or appropriate for a Section 162(m) Stock Award to qualify as such.
(i)PERFORMANCE GOALS GENERALLY. The performance goals for Section 162(m) Stock Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria as specified by the Committee. Performance goals shall be objective and shall otherwise meet the requirements of Section 162(m) of the Code and regulations thereunder (including Treasury Regulation §1.162-27 and successor regulations thereto), including the requirement that the level or levels of performance targeted by the Committee must be “substantially uncertain” at the time the Committee actually establishes the performance goal or goals.
(ii)PERFORMANCE CRITERIA.
(A)BUSINESS CRITERIA. One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries or divisions or business or

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geographical units of the Company (except with respect to the total stockholder return and earnings per share criteria), shall be used by the Committee in establishing performance goals for Section 162(m) Stock Awards: (1) earnings per share; (2) revenues; (3) cash flow; (4) cash flow from operations; (5) cash flow return; (6) return on net assets; (7) return on assets; (8) return on investment; (9) return on capital; (10) return on equity; (11) economic value added; (12) operating margin; (13) contribution margin; (14) net income; (15) net income per share; (16) pretax earnings; (17) pretax earnings before interest, depreciation and amortization; (18) pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; (19) total stockholder return; (20) debt reduction or management; (21) market share; (22) operating income; (23) share price; (24) effective equipment utilization; (25) achievement of savings from business improvement projects; (26) capital projects deliverables; (27) human resources management targets, including medical cost reductions and time to hire; (28) satisfactory internal or external audits; (29) product sales; (30) clinical trial progress and results; (31) product regulatory filings and approvals; and (32) any of the above goals determined pre-tax or post-tax, on an absolute or relative basis, as a ratio with other business criteria, or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor's 500 Stock Index or a group of comparable companies. The terms above are used as applied under generally accepted accounting principles, as applicable.
(B)EFFECT OF CERTAIN EVENTS. The Committee may, at the time the performance goals in respect of a Section 162(m) Stock Award are established, provide for the manner in which actual performance and performance goals with regard to the business criteria selected will reflect the impact of specified events during the relevant performance period, which may mean excluding the impact of any or all of the following events or occurrences for such performance period: (a) asset write-downs or impairments to assets; (b) litigation, claims, judgments or settlements; (c) the effect of changes in tax law or other such laws or regulations affecting reported results; (d) accruals for reorganization and restructuring programs; (e) any extraordinary, unusual or nonrecurring items; (f) any change in accounting principles as defined in the Accounting Standards Codification Topic 250, as the same may be amended or superseded from time to time; (g) any loss from a discontinued operation as described in the Accounting Standards Codification Topic 360, as the same may be amended or superseded from time to time; (h) goodwill impairment charges; (i) operating results for any business acquired during the calendar year; (j) third party expenses associated with any investment or acquisition by the Company or any subsidiary; (k) any amounts accrued by the Company or its subsidiaries pursuant to management bonus plans or cash profit sharing plans and related employer payroll taxes for the fiscal year; (l) any discretionary or matching contributions made to a savings and deferred profit-sharing plan or deferred compensation plan for the fiscal year; (m) interest, expenses, taxes, depreciation and depletion, amortization and accretion charges; and (n) marked-to-market adjustments for financial instruments. In addition, Section 162(m) Stock Awards may be adjusted by the Committee in accordance with the provisions of this Section 8. The adjustments described in this paragraph shall only be made, in each case, to the extent that such adjustments in respect of a Section 162(m) Stock Award would not cause the Award to fail to qualify as “performance-based compensation” under Section 162(m) of the Code.
(iii)TIMING FOR ESTABLISHING PERFORMANCE GOALS. No later than ninety (90) days after the beginning of any performance period applicable to a Section 162(m) Stock Award, or at such other date as may be required or permitted for “performance-based compensation” under Section 162(m) of the Code, the Committee shall establish (i) the Covered Employees who will be granted Section 162(m) Stock Awards and (ii) the objective formula used to calculate the number of shares issuable, if any, under such Section 162(m) Stock Awards, based upon the level of achievement of a performance goal or goals with respect to one or more of the business criteria selected by the Committee from the list set forth in subsection 8(b)(ii)(A).
(iv)SECTION 162(M) STOCK AWARD POOL. The Committee may establish an unfunded pool, with the amount of such pool calculated using an objective formula based upon the level of achievement of a performance goal or goals with respect to one or more of the business criteria selected from the list set forth in this Section 8 during the given performance period, as specified by the Committee for the purpose of granting Section 162(m) Stock Awards. The Committee may specify the amount of the pool as a percentage of any of such business criteria, a percentage in excess of a threshold amount with respect to such business criteria, or as another amount which need not bear a direct relationship to such business criteria but shall be objectively determinable and calculated based upon the level of achievement of pre-established goals with regard to the business criteria.

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(v) SETTLEMENT OR PAYOUT OF STOCK AWARDS; OTHER TERMS. Except as otherwise permitted under Section 162(m) of the Code, after the end of each performance period and before any Section 162(m) Stock Award is settled or paid, the Committee shall certify the level of performance achieved with regard to each business criteria established with respect to each Section 162(m) Stock Award and shall determine the number of shares, if any, issuable to each Participant with respect to each Section 162(m) Stock Award. The Committee may, in its discretion, reduce the number of shares otherwise to be issued in connection with a Section 162(m) Stock Award, but may not exercise discretion to increase any such amount issuable to a Covered Employee in respect of a Section 162(m) Stock Award.
(vi) WRITTEN DETERMINATIONS. With respect to each Section 162(m) Stock Award, all determinations by the Committee as to (A) the establishment of performance goals and performance period with respect to the selected business criteria, (B) the establishment of the objective formula used to calculate the number of shares issuable, if any, based on the level of achievement of such performance goals, and (C) the certification of the level of performance achieved during the performance period with regard to each business criteria selected, shall each be made in writing. Consistent with the terms of subsection 8(a), when taking any action with respect to Section 162(m) Stock Awards, the Committee shall be made up entirely of outside directors (within the meaning of Section 162(m) of the Code and applicable interpretive authority thereunder). Further, the Committee may not delegate any responsibility relating to a Section 162(m) Stock Award that would cause the Stock Award to fail to so qualify.
(vii) OPTIONS AND STOCK APPRECIATION RIGHTS. Notwithstanding the foregoing provisions of this Section 8, Options and Stock Appreciation Rights with an exercise price or grant price not less than the Fair Market Value on the date of grant awarded to Covered Employees are intended to be Section 162(m) Stock Awards even if not otherwise contingent upon achievement of a pre-established performance goal or goals with respect to the business criteria listed above.
(viii) STATUS OF SECTION 162(M) STOCK AWARDS. The terms governing Section 162(m) Stock Awards shall be interpreted in a manner consistent with Section 162(m) of the Code and the regulations thereunder, in particular the prerequisites for qualification as “performance-based compensation,” and, if any provision of this Plan as in effect on the date of adoption of any Stock Award Agreements relating to Performance Stock Awards that are designated as Section 162(m) Stock Awards does not comply or is inconsistent with the requirements of Section 162(m) of the Code and the regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.
(ix) LIMITS ON STOCK AWARDS TO COVERED EMPLOYEES. In each calendar year during any part of which this Plan is in effect, a Covered Employee may not be granted Stock Awards intended to be Section 162(m) Stock Awards to the extent such Stock Award is based on more than 500,000 shares, subject to adjustment in a manner consistent with any adjustment made pursuant to Section 12.

9.	COVENANTS OF THE COMPANY.
(a)AVAILABILITY OF SHARES. During the terms of the Stock Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Stock Awards.
(b)SECURITIES LAW COMPLIANCE. The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained.

10.	USE OF PROCEEDS FROM STOCK.
Proceeds from the sale of Common Stock pursuant to Stock Awards shall constitute general funds of the Company.

11.	MISCELLANEOUS.
(a)ACCELERATION OF EXERCISABILITY AND VESTING. Subject to the limitations of Section 8, the Board shall have the power to accelerate the time at which a Stock Award may first be exercised or the time during which a Stock Award

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or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Stock Award stating the time at which it may first be exercised or the time during which it will vest.
(b)STOCKHOLDER RIGHTS. No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Stock Award unless and until such Participant has satisfied all requirements for exercise of the Stock Award pursuant to its terms.
(c)NO EMPLOYMENT OR OTHER SERVICE RIGHTS. Nothing in the Plan or any instrument executed or Stock Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Stock Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.
(d)INCENTIVE STOCK OPTION $100,000 LIMITATION. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and its Affiliates) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options.
(e)INVESTMENT ASSURANCES. The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Stock Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (1) the issuance of the shares of Common Stock upon the exercise or acquisition of Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act or (2) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.
(f)WITHHOLDING OBLIGATIONS. To the extent provided by the terms of a Stock Award Agreement, the Participant may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of Common Stock under a Stock Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (i) tendering a cash payment; (ii) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable to the Participant as a result of the exercise or acquisition of Common Stock under the Stock Award; or (iii) delivering to the Company owned and unencumbered shares of Common Stock.

12.	ADJUSTMENTS UPON CHANGES IN STOCK.
(a)CAPITALIZATION ADJUSTMENTS. If any change is made in the Common Stock subject to the Plan, or subject to any Stock Award, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Plan will be appropriately adjusted in the class(es) and the number of securities subject to the Plan pursuant to subsection 4(a) and the maximum number of securities subject to award to any person pursuant to subsection 5(c), and the outstanding Stock Awards will be appropriately adjusted in the class(es) and number of securities and price per share of Common Stock subject to such outstanding Stock Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. For clarity, the conversion of any convertible securities of the Company shall not be treated as a transaction “without receipt of consideration” by the Company.
(b)DISSOLUTION OR LIQUIDATION. In the event of a dissolution or liquidation of the Company, then all outstanding Stock Awards shall terminate immediately prior to such event.

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(c)ASSET SALE, MERGER, CONSOLIDATION OR REVERSE MERGER. In the event of (i) a sale, lease or other disposition of all or substantially all of the assets of the Company, (ii) a merger or consolidation in which the Company is not the surviving corporation or (iii) a reverse merger in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, then any surviving corporation or acquiring corporation shall assume any Stock Awards outstanding under the Plan or shall substitute similar stock awards (including an award to acquire the same consideration paid to the stockholders in the transaction described in this subsection 12(c) for those outstanding under the Plan). In the event any surviving corporation or acquiring corporation fails to assume such Stock Awards or to substitute similar stock awards for those outstanding under the Plan, then with respect to Stock Awards held by Participants whose Continuous Service has not terminated, the vesting of such Stock Awards (and, if applicable, the time during which such Stock Awards may be exercised) shall be accelerated in full, and the Stock Awards shall terminate if not exercised (if applicable) at or prior to such event. With respect to any other Stock Awards outstanding under the Plan, such Stock Awards shall terminate if not exercised (if applicable) prior to such event.

13.	AMENDMENT OF THE PLAN AND STOCK AWARDS.
(a)AMENDMENT OF PLAN. The Board at any time, and from time to time, may amend the Plan. However, except as provided in Section 12 relating to adjustments upon changes in Common Stock, no amendment shall be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary to satisfy the requirements of Section 422 of the Code, Rule 16b-3 or any Nasdaq or securities exchange listing requirements.
(b)STOCKHOLDER APPROVAL. The Board may, in its sole discretion, submit any other amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to certain executive officers.
(c)CONTEMPLATED AMENDMENTS. It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options and/or to bring the Plan and/or Incentive Stock Options granted under it into compliance therewith.
(d)NO IMPAIRMENT OF RIGHTS. Rights under any Stock Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (i) the Company requests the consent of the Participant and (ii) the Participant consents in writing.
(e)AMENDMENT OF STOCK AWARDS. The Board at any time, and from time to time, may amend the terms of any one or more Stock Awards; provided, however, that the rights under any Stock Award shall not be impaired by any such amendment unless (i) the Company requests the consent of the Participant and (ii) the Participant consents in writing.
(f)SUBSTITUTE AWARDS; NO REPRICING. Stock Awards may be granted in substitution or exchange for any other Stock Award granted under the Plan or under another plan of the Company or an Affiliate or any other right of an eligible person to receive payment from the Company or an Affiliate. Stock Awards may also be granted under the Plan in substitution for awards held by individuals who become eligible persons as a result of a merger, consolidation or acquisition of another entity or the assets of another entity by or with the Company or an Affiliate (“Substitute Awards”). Such Substitute Awards referred to in the immediately preceding sentence that are Options or Stock Appreciation Rights may have an exercise price that is less than the Fair Market Value of a share of Common Stock on the date of the substitution if such substitution complies with applicable laws (including rules regarding nonqualified deferred compensation) and exchange rules. Except as provided in this Section 13(f) or in Section 12, without the approval of the stockholders of the Company, the terms of outstanding Stock Awards may not be amended to (i) reduce the exercise price or grant price of an outstanding Option or Stock Appreciation Right, (ii) grant a new Option, Stock Appreciation Right or other Stock Award in substitution for, or upon the cancellation of, any previously granted Option or Stock Appreciation Right that has the effect of reducing the exercise price or grant price thereof, (iii) exchange any Option or Stock Appreciation Right for Common Stock, cash or other consideration when the exercise price or grant price per share of Common Stock under such Option or Stock Appreciation Right exceeds the Fair Market Value of a share of Common Stock.

14.	TERMINATION OR SUSPENSION OF THE PLAN.
(a)PLAN TERM. The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the day before the tenth (10th) anniversary of the date the Plan is adopted by the Board or approved by the stockholders of the Company, whichever is earlier. No Stock Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

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(b)NO IMPAIRMENT OF RIGHTS. Suspension or termination of the Plan shall not impair rights and obligations under any Stock Award granted while the Plan is in effect except with the written consent of the Participant.

15.	EFFECTIVE DATE OF PLAN.
The Plan shall become effective upon its adoption by the Board, but no Stock Award shall be exercised (or, in the case of a stock bonus, shall be granted) unless and until the Plan has been approved by the stockholders of the Company, which approval shall be within twelve (12) months before or after the date the Plan is adopted by the Board.

16.	CHOICE OF LAW.
The law of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state’s conflict of laws rules.

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